     As filed with the Securities and Exchange Commission on January 12, 1999


                                            REGISTRATION STATEMENT NO. 333-67281


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------



                                 AMENDMENT NO. 1
                                       TO

                                   FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                           ALPHA-BETA TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

     Massachusetts                                     04-2997834
(State of incorporation)                 (I.R.S. Employer Identification Number)

                               THREE BIOTECH PARK
                              ONE INNOVATION DRIVE
                         WORCESTER, MASSACHUSETTS 01605
                                 (508) 798-6900

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                         -------------------------------

                                  SPIROS JAMAS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           ALPHA-BETA TECHNOLOGY, INC.
                               THREE BIOTECH PARK
                              ONE INNOVATION DRIVE
                         WORCESTER, MASSACHUSETTS 01605
                                 (508) 798-6900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ----------------------------

                                 With copies to:
                             JOHN J. EGAN III, P.C.
                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                                 53 State Street
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                          ----------------------------



                                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
                                                                                Proposed Maximum
    Title of Shares            Amount to be           Proposed Maximum         Aggregate Offering         Amount of
   to be Registered           Registered (1)     Offering Price Per Share (2)         Price          Registration Fee (2)
   ----------------          -----------------   ----------------------------  ------------------    --------------------
Common Stock, par value      11,047,500 shares             $.71875                 $7,940,391               $3,300
$.01 per share
("Common Stock")
-------------------------------------------------------------------------------------------------------------------------



(1)     The 11,047,500 shares of Common Stock being registered hereunder include
        (i) 11,000,000 shares of Common Stock which represents the registrant's good faith estimate of the maximum number of shares of Common Stock issuable upon conversion of the 1,500 shares of Series F Convertible Preferred Stock issued in a private placement transaction on October 21, 1998 and the 1,500 shares of Series F Convertible Preferred Stock issuable in a private placement transaction upon effectiveness of this registration statement and the satisfaction of certain other closing conditions, (ii) 25,000 shares of Common Stock issuable upon the exercise of certain warrants held by Reedland Capital Partners and World Capital Funding LLC (together, the "Consultants"), and (iii) 22,500 shares of Common Stock currently held by the Consultants. As of January 7, 1999, the number of shares issuable upon conversion of the Series F Convertible Preferred Stock is 5,073,927, assuming completion of both tranches of Series F Preferred Stock as of such date. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Act"), this registration statement also covers such indeterminate number of shares of Common Stock that may be offered or issued pursuant to terms which provide for a change in the amount of shares of Common Stock being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.



(2) These figures are estimates made solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. This amendment increases the number of shares of Common Stock to be registered by 1,544,177 from those referred to in the original filing at which time the registrant paid a registration fee of $2,990 (based on a per share price of $1.09375). Based upon the average of the high and low prices per share of Common Stock reported on the NASDAQ National Market system on January 7, 1999, the additional fee paid herewith for adding such 1,544,177 shares is $310.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED __________, 1999


PROSPECTUS


                                11,047,500 Shares




                           ALPHA-BETA TECHNOLOGY, INC.


                                  COMMON STOCK




        The selling stockholders of Alpha-Beta Technology, Inc. referenced below are offering to sell up to a maximum of 11,047,500 shares of Alpha-Beta common stock under this prospectus.



        HFTP Investments LLC is offering up to a maximum of 11,000,000 shares of Alpha-Beta common stock issuable upon its conversion of any of its 3,000 shares of Alpha-Beta preferred stock and any other shares of common stock that Alpha-Beta may issue upon or after conversion of the preferred stock as a result of stock splits and stock dividends. As of January 7, 1999, 5,073,927 shares of Alpha-Beta common stock were issuable upon conversion of the preferred stock.



        Reedland Capital Partners and World Capital Funding LLC are offering up to an aggregate of 47,500 shares of Alpha-Beta common stock under this prospectus.



        Alpha-Beta common stock is quoted on the Nasdaq National Market under the trading symbol "ABTI." The last reported sale price of the common stock on the Nasdaq National Market on January 11, 1999 was $.71875 per share.



        The selling stockholders may sell their shares of common stock in any manner described in the "Plan of Distribution" section of this prospectus beginning on page 11.




        INVESTING IN ALPHA-BETA COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.




        NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this Prospectus is _______, 1999

                                  RISK FACTORS


        An investment in Alpha-Beta common stock involves various risks. This prospectus contains forward-looking statements within the meaning of the federal securities laws. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the factors referenced in Alpha-Beta's documents which are filed with the SEC and which are incorporated by reference herein. In deciding whether or not to invest in Alpha-Beta common stock, you should consider the following risk factors:



ALPHA-BETA IS UNCERTAIN OF ITS ABILITY TO OBTAIN FINANCING NECESSARY TO CONTINUE ITS OPERATIONS



        Alpha-Beta cannot assure you that it will be able to obtain financing necessary to continue its operations. Based upon its current rate of expenditures, Alpha-Beta expects that its current funds and the funds to be received from the sale of the second tranche of Alpha-Beta preferred stock are sufficient to meet its operating expenses and capital requirements through January 1999. Alpha-Beta currently does not have any committed source of capital to fund its business after January 1999.



        Alpha-Beta needs to raise substantial additional capital to fund its operations, including the completion of the Phase III clinical trial of its lead product, Betafectin(R). Alpha-Beta anticipates that it needs to raise at least $10 million to continue its operations through the end of 1999. Alpha-Beta is seeking such additional funding through public or private equity or debt financings, licensing, marketing and distribution arrangements with pharmaceutical or biotechnology companies and from other sources.



        In the short-term, Alpha-Beta's ability to raise additional funds may well be determined by the results of the interim analysis to be released in early 1999 in connection with the Phase III clinical trial of Betafectin(R). Additionally, in the long-term, Alpha-Beta's ability to raise additional funds or to enter into collaborative or other arrangements may depend upon a number of factors including the following:



     *      the final results of Alpha-Beta's clinical development programs;



     *      discussions with the FDA; and



     *      the overall market for biotechnology stocks.



        Alpha-Beta may not be able to obtain additional financing on acceptable terms, if at all. If adequate funds are not available, Alpha-Beta's business will be materially adversely affected as Alpha-Beta will have to reduce or eliminate certain areas of research, product development, manufacturing and marketing activity, or otherwise severely modify its business strategy. Ultimately, if Alpha-Beta does not obtain additional financing on acceptable terms, it may need to modify its business strategy of remaining independent. At such time, Alpha-Beta will consider various strategic alternatives such as the sale of rights to certain technologies, candidate drugs, potential markets and other assets, as well as the possibility of merging with another company.



ALPHA-BETA IS UNCERTAIN OF ITS FUTURE PROFITABILITY



        Alpha-Beta cannot assure you that it will be able to achieve profitability at all or on a sustained basis. Alpha-Beta has been operating at a loss since its inception in March 1988. As of September 30, 1998, Alpha-Beta had accumulated net losses of approximately $157 million. Alpha-Beta will continue to incur significant costs in connection with the establishment and development of its research and development programs and its manufacturing, sales, marketing, quality control, regulatory and administrative capabilities. As a result, Alpha-Beta expects to continue to incur substantial operating losses for the next several years. Alpha-Beta cannot predict the size of such losses. To achieve profitability Alpha-Beta must successfully complete development of its products, obtain regulatory approvals, develop its manufacturing capabilities and establish sales and marketing capabilities.

ALPHA-BETA MAY BE UNABLE TO OBTAIN REGULATORY APPROVAL FOR ITS PRODUCTS, INCLUDING ITS LEAD PRODUCT, BETAFECTIN(R)



        Alpha-Beta cannot assure you that it will obtain regulatory approval for its products, including its lead product Betafectin(R), within a reasonable period of time, if at all. None of Alpha-Beta's products are expected to be commercially available prior to late-1999 at the earliest.



        Numerous governmental authorities in the United States and other countries including the FDA regulate Alpha-Beta's research, development and clinical programs and manufacturing operations. All of Alpha-Beta's products require governmental approvals for commercialization which have not yet been obtained. The regulatory process includes rigorous preclinical, clinical and post-clinical testing of Alpha-Beta's products to establish their safety and effectiveness. As a result, the approval process requires many years to complete and the expenditure of substantial resources. Problems such as toxicity or adverse event reporting during clinical trials may require Alpha-Beta to terminate the trials at any time.


        Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, changes in regulatory policies for drug approval during Alpha-Beta's product development and regulatory review may result in delays or rejection.


        Alpha-Beta's lead product, Betafectin(R), is currently in Phase III clinical trial for the prevention of serious post-operative infections in upper gastrointestinal surgery patients. The study is expected to be completed by the end of 1999 and will include an interim analysis in early 1999. If the clinical trial for Betafectin(R) is successful, Alpha-Beta will file with the FDA for approval to market Betafectin(R). If it is not successful, Alpha-Beta will reduce or eliminate certain areas of research, product development, manufacturing and marketing activity, and it may need to modify its business strategy of remaining independent and consider various strategic alternatives such as the sale of rights to certain technologies, candidate drugs, potential markets and other assets, as well as the possibility of merging with another company.



        Even if regulatory approval is obtained, Alpha-Beta will still be subject to continual regulatory review and periodic inspections. If a regulatory authority discovers previously unknown problems, it may impose further restrictions, including requiring the removal of a product from the market.


        If Alpha-Beta fails to comply with applicable regulatory requirements, it may be subject to fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.


ALPHA-BETA MAY BE UNABLE TO SUCCESSFULLY MARKET AND SELL ITS PRODUCTS




        Alpha-Beta cannot assure you that it will be able to successfully market and sell its products if and when regulatory approval is obtained. To be successful, Alpha-Beta will have to manufacture its products in commercial quantities, within regulatory requirements and at competitive costs. Alpha-Beta currently has no experience in marketing, sales or distribution of commercial products. To market any of its products, Alpha-Beta will need to develop a substantial marketing and sales force with technical expertise and the capability to support distribution. Alpha-Beta may not be able to establish the necessary sales and distribution capabilities or successfully gain market acceptance for its products. Alpha-Beta is currently seeking a strategic partner with the necessary sales and distribution capabilities and expertise to assist in the commercialization of Betafectin(R). Alpha-Beta may not be able to enter into such a strategic relationship without undue delays or expenditures.



       In June 1994, Alpha-Beta completed construction of a commercial-scale manufacturing facility in Smithfield, Rhode Island. This facility is presently being operated to manufacture clinical quantities of Betafectin(R). While Alpha-Beta believes this facility will have the capacity to manufacture sufficient quantities of Betafectin(R) for clinical trials and the commercial introduction of the product, Alpha-Beta cannot assure you that the Betafectin(R) plant will have sufficient capacity to satisfy Alpha-Beta's product requirements or that Alpha-Beta will be able to manufacture Betafectin(R) at acceptable costs.

ALPHA-BETA FACES INTENSE INDUSTRY COMPETITION



        Alpha-Beta cannot assure you that its business will not fail as a result of the intense competition it faces from pharmaceutical and biotechnology companies, universities and other research institutions. To be successful, Alpha-Beta must develop and maintain a competitive position in the development of products and technologies in its area of focus. Alpha-Beta's competitors may succeed in developing technologies and products that are more effective than any which have been or are being developed by Alpha-Beta or that render Alpha-Beta's technologies or products obsolete or noncompetitive. Moreover, Alpha-Beta's competitors may obtain regulatory approval for the commercialization of their products more rapidly or effectively than Alpha-Beta. Finally, many of Alpha-Beta's competitors have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources than Alpha-Beta has.



ALPHA-BETA MAY NOT BE ABLE TO HIRE AND RETAIN KEY PERSONNEL



        Alpha-Beta cannot assure you that it will be successful in hiring or retaining the personnel it requires for growth and development. Alpha-Beta is highly dependent on the members of its management and scientific staff, the loss of some of whom could have a material adverse effect on Alpha-Beta. Alpha-Beta also depends on its collaborators, each of which have commitments that may limit their availability to Alpha-Beta. In addition, Alpha-Beta believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific, managerial and marketing personnel, particularly as Alpha-Beta expands its activities in clinical trials, the regulatory approval process, sales and manufacturing. Alpha-Beta faces significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. The failure to hire and retain key personnel could materially and adversely affect Alpha-Beta's prospects.



ALPHA-BETA MAY BE UNABLE TO MAKE PAYMENTS ON ITS LOAN FROM RIPA



        Alpha-Beta cannot assure you that it will be able to continue to make payments on its loan from the Rhode Island Port Authority and Economic Development Corporation. In February 1993, Alpha-Beta completed a $30 million debt financing through RIPA to finance, in large part, the costs of Alpha-Beta's Betafectin(R) plant. Because this facility was constructed prior to the issuance of final FDA approval for the commercial sale of Betafectin(R), Alpha-Beta is obligated to repay the RIPA loan regardless of whether Betafectin(R) is approved for commercial sales. Alpha-Beta is required to make payments of approximately $300,000 per month to RIPA over the 20 year term of the RIPA loan. Alpha-Beta's obligation to repay the loan is subject to acceleration if Alpha-Beta fails to make any monthly debt service payments, or if certain other events of default occur. Alpha-Beta may also be required to repay the loan on an accelerated basis over five years if the enabling legislation under which RIPA issued the bonds used to fund the loan to Alpha-Beta is eliminated or if the state of Rhode Island or RIPA is subject to any bankruptcy proceeding. The terms of the RIPA loan are subject to adjustment in connection with a possible refinancing of the RIPA bonds by RIPA on December 1, 1999. The financial obligations incurred by Alpha-Beta in connection with the RIPA debt refinancing could have a material impact on the ability of Alpha-Beta to conduct its operations.



ALPHA-BETA DEPENDS ON PATENTS AND PROPRIETARY RIGHTS THAT MAY FAIL TO PROTECT ITS BUSINESS



        Alpha-Beta's success depends, in large part, upon its ability to obtain patent protection for its products and manufacturing processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties.



        In addition to Alpha-Beta's own patents and patent applications, the Massachusetts Institute of Technology and The Brigham and Women's Hospital have exclusively licensed rights in certain patents and patent applications to Alpha-Beta. Alpha-Beta's future performance is partly dependent upon its ability to attain certain targets and make specified royalty payments required by the governing license agreements. Alpha-Beta cannot assure you that it will satisfy any of these requirements.


        Alpha-Beta anticipates seeking additional patents in the future as it continues to conduct research. However, the patent position of biotechnology and pharmaceutical firms is often highly uncertain and usually involves complex legal and factual questions. In addition, the United States Patent and Trademark Office is substantially backlogged with biotechnology patent applications, and no consistent policy has emerged regarding the breadth of claims covered in biotechnology patents. Accordingly, Alpha-Beta cannot assure you that patent applications relating to its products or technology will result in patents being issued or that, if issued, such patents will afford adequate protection to Alpha-Beta or not be challenged, invalidated or infringed. Furthermore, Alpha-Beta cannot assure you that others will not independently develop similar products and processes, duplicate any of Alpha-Beta's products or design around any of Alpha-Beta's patents.


        Alpha-Beta may incur substantial costs in defending itself in suits brought against it or in suits in which Alpha-Beta may assert its patents against others. If the outcome of any such litigation is adverse to Alpha-Beta, Alpha-Beta's business could be adversely affected. To determine the priority of inventions, Alpha-Beta may also have to participate in interference proceedings declared by the United States Patent and Trademark Office. Such proceedings could result in substantial costs to Alpha-Beta.


        In addition, Alpha-Beta may be required to obtain licenses to patents or other proprietary rights of third parties. Alpha-Beta cannot assure you that any licenses required under any such patents or proprietary rights would be made available on acceptable terms, if at all. If Alpha-Beta does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents or other rights, or be unable to develop, manufacture or sell products.

        In addition to its patents and patent applications, Alpha-Beta also has proprietary technology which is not patented or patentable. Alpha-Beta may seek to protect such technology in part with confidentiality agreements and, if applicable, inventors' rights agreements with its collaborators, advisors, employees and consultants. Alpha-Beta cannot assure you that these agreements will not be breached, that Alpha-Beta will have adequate remedies for any breach, or that Alpha-Beta's trade secrets will not otherwise be disclosed to, or discovered by, competitors. Moreover, Alpha-Beta conducts a significant amount of research through academic advisors and collaborators who are prohibited from entering into confidentiality or inventors' rights agreements by their academic institutions.


ALPHA-BETA MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS ARISING OUT OF THE MANUFACTURE, TESTING AND SALE OF ITS PRODUCTS AND MAY NOT BE ABLE TO OBTAIN OR MAINTAIN ADEQUATE INSURANCE TO COVER SUCH CLAIMS




        Alpha-Beta cannot assure you that substantial product liability claims will not be asserted against it arising out of the manufacture, testing and sale of its products. The testing, marketing and sale of human therapeutic products involve an inherent risk of allegations of product liability. While Alpha-Beta has clinical trials liability insurance, it does not have product liability insurance coverage for the commercial sale of Betafectin(R). Alpha-Beta cannot assure you that it will be able to maintain clinical trials liability insurance on acceptable terms or that such insurance will provide adequate coverage against potential liabilities. Alpha-Beta will seek to obtain product liability insurance if and when its products are commercialized. However, Alpha-Beta cannot assure you that adequate insurance coverage will be available at acceptable costs, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of Alpha-Beta.



UNCERTAIN PHARMACEUTICAL PRICING ENVIRONMENT MAY IMPACT ALPHA-BETA'S BUSINESS



        Alpha-Beta's ability to commercialize any of its products depends on the extent to which reimbursements to patients for the cost of such products will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved health care products. Alpha-Beta cannot assure you that its proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable Alpha-Beta to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of Alpha-Beta's proposed products are approved for commercialization. Adoption of such legislation could further limit reimbursement for medical products and services.

THE MARKET PRICE OF ALPHA-BETA COMMON STOCK HAS STEADILY DECREASED IN RECENT
YEARS



        The market price for Alpha-Beta common stock has steadily decreased in recent years as a result, at least in part, of the results of its previous clinical trials. Alpha-Beta cannot assure you that the market price of Alpha-Beta common stock will not continue to decrease in the future. The following factors may have a significant effect on the market price of Alpha-Beta common stock:



     * disclosure of interim and final results of clinical testing or regulatory proceedings;



     * announcements of technological innovations or new commercial products by Alpha-Beta or its competitors;



     *      governmental regulation and approvals;



     *      developments in patent or other proprietary rights;



     *      public concern as to the safety of products developed by Alpha-Beta;
            and



     * future sales of Alpha-Beta common stock in the public market by existing stockholders.



ALPHA-BETA COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET



        Alpha-Beta cannot assure that it will be able to satisfy the requirements of the Nasdaq Stock Market for continued listing of its common stock on the Nasdaq National Market. The rules of the Nasdaq Stock Market require that companies listed on the Nasdaq National Market satisfy certain requirements for listing. Alpha-Beta currently does not satisfy Nasdaq=s $1 minimum bid price requirement and its $4 million minimum net tangible asset requirement.



        Alpha-Beta has received a letter from Nasdaq regarding the continued listing of Alpha-Beta common stock on the Nasdaq National Market and has filed a plan to achieve compliance with Nasdaq.



        If Nasdaq delists the common stock from the National Market, the ability of stockholders of Alpha-Beta to buy and sell shares of Alpha-Beta common stock may be materially impaired. In addition, the continued delisting of Alpha-Beta common stock could adversely affect Alpha-Beta's ability to enter into future equity financing transactions.



ALPHA-BETA MAY BE REQUIRED TO REDEEM THE ALPHA-BETA PREFERRED STOCK AT A PREMIUM IF ALPHA-BETA COMMON STOCK IS DELISTED FROM THE NASDAQ NATIONAL MARKET.



        If the common stock is delisted from the Nasdaq National Market, the holders of the Alpha-Beta preferred stock are entitled to have each of their outstanding shares of preferred stock bought back by Alpha-Beta for an amount equal to 1.30 multiplied by the purchase price per share of preferred stock ($1,000) plus interest at the rate of 6% per annum. In addition, instead of requiring a buy-back, the holders of the preferred stock may elect to have the conversion rate for the preferred stock adjusted which would result in the preferred stock being convertible into more shares of Alpha-Beta common stock. At this time, Alpha-Beta does not have adequate cash resources available to pay the applicable repurchase price if the holders of the preferred stock elect a repurchase and does not have a plan in place to fund such repurchase. If the holders of the preferred stock elect to adjust the conversion rate upon delisting, increased dilution to Alpha-Beta's existing stockholders would result upon conversion of the Alpha-Beta preferred stock.



HFTP INVESTMENTS MAY NOT BE OBLIGATED TO PURCHASE THE SECOND TRANCHE OF ALPHA-BETA PREFERRED STOCK IF ALPHA-BETA COMMON STOCK IS DELISTED FROM THE NASDAQ NATIONAL MARKET.




        The obligation of HFTP Investments to purchase the second tranche of preferred stock is contingent upon Alpha-Beta's common stock not having been suspended by the Nasdaq National Market or the SEC prior to the closing of the second tranche of preferred stock and Alpha-Beta having not been notified of any pending or threatened proceeding or other action to delist or suspend the common stock prior to such time. Alpha-Beta believes that (i) the correspondence received from Nasdaq regarding the continued listing status of the common stock does not constitute a threatened proceeding or action to delist or suspend the common stock, and (ii) absent any further action on the part of Nasdaq, HFTP Investments is still obligated to purchase the second tranche of preferred stock. However, if HFTP Investments does not purchase the second tranche of preferred stock, Alpha-Beta will need to immediately locate other financing.




HOLDERS OF ALPHA-BETA COMMON STOCK WILL EXPERIENCE SUBSTANTIAL DILUTION UPON CONVERSION OF THE ALPHA-BETA PREFERRED STOCK



        Holders of Alpha-Beta common stock will experience substantial dilution upon conversion of the Alpha-Beta preferred stock. As of January 7, 1999, 5,073,927 shares of Alpha-Beta common stock were issuable upon conversion of the Alpha-Beta preferred stock, assuming completion of the second tranche of preferred stock as of such date. If HFTP Investments converted all of its shares of preferred stock as of such date, the total number of shares of Alpha-Beta common stock outstanding would increase by 24.6%. If the 11,000,000 shares of Alpha-Beta common stock being registered on behalf of HFTP Investments are issued upon conversion of the preferred stock, the total number of shares of common stock outstanding as of January 7, 1999 would increase by 53.3%. The existence of the preferred stock may adversely affect the terms under which Alpha-Beta could obtain additional equity capital. The conversion of this preferred stock may materially adversely affect the market price of the common stock.



ALPHA-BETA MAY BECOME SUBJECT TO RULES RELATING TO LOW-PRICED OR PENNY STOCK



        If, for any reason, Alpha-Beta's common stock does not remain accepted for listing on the Nasdaq National Market, Alpha-Beta expects that its common stock would be traded in the over-the-counter markets through the "pink sheets" or on the NASD's OTC Bulletin Board. In addition, in the event the Alpha-Beta common stock is delisted from the Nasdaq National Market, the common stock would be covered by a SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser=s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell Alpha-Beta common stock and also may affect the ability of holders of Alpha-Beta common stock to resell their shares of common stock.



ANTI-TAKEOVER PROVISIONS COULD IMPACT MARKET PRICE OF ALPHA-BETA COMMON STOCK



        Alpha-Beta has adopted certain anti-takeover measures discussed below which are designed to prevent or discourage a hostile acquiror from gaining control of the company. These provisions may have the effect of delaying, deterring or preventing a change of control of the company, may discourage bids for Alpha-Beta common stock at a premium over market prices and may adversely affect the market price and rights of the holders of common stock.



     * Alpha-Beta's Board of Directors has the authority, without further action by the holders of Alpha-Beta common stock, to issue additional shares of preferred stock and to set the rights of such preferred stock. As a result, the Board of Directors may issue shares of preferred stock with favorable terms to a management-friendly investor in order to discourage a potential acquiror from gaining control of the company.



     * Alpha-Beta has a adopted a shareholder rights plan which operates to cause substantial dilution to a potential acquiror upon the consummation of certain transactions if such acquiror does not first negotiate with the Board of Directors.



     * Alpha-Beta has adopted certain by-law provisions which restrict the ability of a potential acquiror, and other stockholders, to remove directors or call a special meeting of stockholders.

        In addition, Alpha-Beta is subject to Chapter 110F of the Massachusetts Corporation Law which prohibits Alpha-Beta from engaging in certain transactions with stockholders owning in excess of 5% of the outstanding Alpha-Beta common stock (an "Interested Stockholder") for a period of three years following the date the stockholder became an Interested Stockholder, unless the transaction is approved in a prescribed manner.



THE YEAR 2000 ISSUES COULD CAUSE INTERRUPTION OF ALPHA-BETA'S BUSINESS



        Alpha-Beta cannot assure you that its business will not be interrupted or impaired as a result of complications which may arise because of the inability of computer systems and software to function properly with respect to dates in the year 2000 and thereafter. Accordingly, Alpha-Beta has undertaken an assessment of the year 2000 complications with respect to its information and non-information systems. Alpha-Beta anticipates that the total costs to remedy year 2000 issues will be approximately $300,000 ($250,000 for information systems and $50,000 for non-information systems), which includes approximately $100,000 in accelerated replacement costs for technology which Alpha-Beta would have otherwise replaced within two years of the year 2000.



        Alpha-Beta has also begun to assess the year 2000 risks of third parties with whom the Company has a material relationship. These material third parties include clinical research organizations, consultants and statisticians involved in the Company"S current Phase III clinical trial of Betafectin(R). Because Alpha-Beta expects that its clinical trial of Betafectin(R) will be completed prior to the year 2000, it does not believe that the potential risks of these third parties will have a material effect on its business. However, risks relating to the year 2000 could impact clinical programs, if any, existing at such time.



        Alpha-Beta cannot assure you that its or its material third parties year 2000 conversion will be completed by such time. Alpha-Beta believes that in the event of its most reasonably likely worst case scenario, Alpha-Beta will experience slower production runs of Betafectin(R).



                                   THE COMPANY

        Alpha-Beta is a Massachusetts corporation with its principal executive offices at Three Biotech Park, One Innovation Drive, Worcester, Massachusetts 01605. Its telephone number is (508) 798-6900.


                                 USE OF PROCEEDS


        Alpha-Beta will not receive any proceeds from the sale of the Alpha-Beta common stock under this prospectus.



               MATERIAL TERMS OF THE HFTP INVESTMENTS TRANSACTION



ISSUANCE OF THE ALPHA-BETA PREFERRED STOCK



        On October 21, 1998, Alpha-Beta entered into a securities purchase agreement with HFTP Investments, pursuant to which the HFTP Investments (i) purchased, on October 21, 1998, 1,500 shares of Alpha-Beta preferred stock in a private placement transaction, and (ii) is obligated to purchase an additional 1,500 shares of preferred stock in a private placement transaction upon effectiveness of the registration statement relating to this prospectus and the satisfaction of certain other conditions which have been previously satisfied.



        The obligation of HFTP Investments to purchase the second tranche of preferred stock is contingent upon Alpha-Beta's common stock not having been suspended by the Nasdaq National Market or the SEC prior to the closing of the second tranche of preferred stock and Alpha-Beta having not been notified of any pending or threatened proceeding or other action to delist or suspend the common stock prior to such time.


        The purchase price for both tranches of the Alpha-Beta Preferred Stock is $1,000 per share, or $1,500,000 for the first tranche and $1,500,000 for the second tranche.

        Alpha-Beta will use the net proceeds from the sale of the preferred stock to partially fund its ongoing Phase III clinical trial of Betafectin(R) for the prevention of serious post-operative infections, as well as its novel antifungal research program.



        In connection with the foregoing transaction, Alpha-Beta issued Reedland Capital and World Capital an aggregate of 22,500 shares of Alpha-Beta common stock and warrants exercisable for 25,000 shares of common stock as partial consideration for their consulting services.



TERMS OF THE ALPHA-BETA PREFERRED STOCK



        The rights of the Alpha-Beta preferred stock are set forth in the Certificate of Vote of Directors filed with the Secretary of State of Massachusetts on October 21, 1998 (the "Certificate of Designations").



        Subject to certain anti-dilution provisions, the preferred stock is convertible into shares of Alpha-Beta common stock pursuant to a formula (the "Conversion Rate") whereby the purchase price of the shares of preferred stock to be converted (plus interest at the rate of 6% per annum) is divided by a conversion price equal to the lower of a cap and a price equal to a 15% discount to the average closing price of the Alpha-Beta common stock for the five trading days immediately preceding the date of conversion. Initially, the cap equals $1.50. Upon issuance of the second tranche of preferred stock, the cap will be reset at approximately $1.57. The Conversion Rate was $.9244 on October 21, 1998 and $.5950 on January 7, 1999. As an example of the application of the Conversion Rate, 3,245,436 shares and 5,073,927 shares of common stock were issuable upon conversion of the preferred stock on October 21, 1998 and January 7, 1999, respectively, assuming completion of both tranches of preferred stock as of such dates. The preferred stock is convertible for a period of four years commencing on the date of issuance and is subject to mandatory conversion upon expiration of such four year period.



        The Certificate of Designations prohibits HFTP Investments from converting any shares of the Alpha-Beta preferred stock to the extent such conversion would result in HFTP Investments beneficially owning in excess of 4.99% of the outstanding shares of Alpha-Beta common stock following such conversion.



        Upon the occurrence of any of the following events, HFTP Investments may require Alpha-Beta to buy back the outstanding shares of Alpha-Beta preferred stock at a premium equal to at least 130% of the original purchase price per share of preferred stock repurchased (the "Buy-back Premium"):



     *      the merger or consolidation of the Alpha-Beta into another entity;



     *      the sale of all or substantially all of the assets of Alpha-Beta;



     * the acceptance of a tender offer or exchange offer by the holders of more than 40% of the outstanding shares of Alpha-Beta common stock;



     * the failure of the Alpha-Beta to obtain the effectiveness of the resale registration statement;



     *      the suspension of sales under the resale registration statement;



     * the suspension of trading in Alpha-Beta common stock on the Nasdaq National Market; or



     * the failure of Alpha-Beta to convert shares of the Alpha-Beta preferred stock as required.



        In the event of any liquidation, dissolution or winding up of Alpha-Beta, the holders of the Alpha-Beta preferred stock are entitled to receive cash, before any amount is paid to the holders of any other equity securities of Alpha-Beta, in an amount per share of preferred stock outstanding equal to the purchase price for such share of preferred stock ($1,000) plus interest at the rate of 6% per annum. If the amounts available for distribution are insufficient to pay the full amount due to the holders of the preferred stock, Alpha-Beta shall distribute the available funds to such persons pro rata.

        The holders of the Alpha-Beta preferred stock have no voting rights except as required by law or as specified in the Certificate of Designations. Pursuant to the Certificate of Designations, the affirmative vote of the holders of two-thirds of the outstanding shares of Alpha-Beta preferred stock is required for (i) any authorization or issuance of securities senior or equal to the preferred stock, (ii) any amendment to the Certificate of Designations or Alpha-Beta's Restated Articles of Organization which would change or repeal any of the rights of the preferred stock, (iii) any amendment to Alpha-Beta's Restated Articles of Organization or By-Laws which would impair the rights of the holders of the Alpha-Beta preferred stock relative to the holders of any other securities of Alpha-Beta, (iv) any issuance of shares of Alpha-Beta preferred stock other than pursuant to the securities purchase agreement, and
(v) any redemption or declaration or payment of a dividend with respect to the Alpha-Beta common stock.



REGISTRATION OF CONVERSION SHARES



        Pursuant to the registration rights agreement between Alpha-Beta and HFTP Investments, Alpha-Beta is required to register a number of shares of common stock equal to at least 2.00 times the number of common stock issuable upon conversion of the preferred stock. The 11,047,500 shares being registered hereunder represents Alpha-Beta's good faith estimate as to the maximum number of shares which may be offered by the selling stockholders. Alpha-Beta is required to maintain the effectiveness of such registration until the earlier of the sale of all of the shares of common stock issuable upon conversion of the preferred stock under the resale registration statement or the saleability of such shares pursuant to Rule 144(k) of the Securities Act. If Alpha-Beta fails to cause or maintain such effectiveness, it may be required to pay penalties per share of preferred stock outstanding equal to $15 plus $5 times the number of days the registration statement is not effective (i.e., $45,000 plus $15,000 per day assuming completion of the second tranche of preferred stock).


                              SELLING STOCKHOLDERS


                                                                                NUMBER OF SHARES OF    PERCENTAGE
                      NUMBER OF SHARES OF COMMON       NUMBER OF SHARES OF         COMMON STOCK         OWNERSHIP
  NAME OF SELLING     STOCK BENEFICIALLY OWNED AS      COMMON STOCK OFFERED     BENEFICIALLY OWNED       AFTER
    STOCKHOLDER          OF JANUARY 7, 1999(1)                HEREBY            AFTER OFFERING (8)      OFFERING
  ---------------     ---------------------------     ---------------------    --------------------    ----------

HFTP INVESTMENTS
LLC                          5,073,927(2)                11,000,000(5)                   0                 *(9)

REEDLAND CAPITAL
PARTNERS                        23,750(3)                    23,750(6)                   0                *(10)

WORLD CAPITAL
FUNDING LLC                     23,750(4)                    23,750(7)                   0                *(11)



*    LESS THAN ONE PERCENT.
------------------------



(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of January 7, 1999 through the conversion or exercise of any security or other right.



(2) Beneficial ownership is determined as of January 7, 1999, is based upon a conversion price of the Alpha-Beta preferred stock as of such date and assumes completion of the second tranche of preferred stock on such date.



(3) Beneficial ownership is determined as of January 7, 1999 and represents 11,250 shares of Alpha-Beta common stock held by Reedland Capital and warrants exercisable for 12,500 shares of Alpha-Beta common stock held by Reedland Capital.

(4) Beneficial ownership is determined as of January 7, 1999 and represents 11,250 shares of Alpha-Beta common stock held by World Capital and warrants exercisable for 12,500 shares of Alpha-Beta common stock held by World Capital.



(5) Represents the Company's good faith estimate of the maximum number of shares of Alpha-Beta common stock which may be issuable upon conversion of the preferred stock. The number of shares being offered by HFTP Investments, in accordance with Rule 416 under the Securities Act, also includes such presently indeterminate number of additional shares as may be issuable upon conversion of the preferred stock, based upon stock splits, stock dividends or similar transactions.



(6) Represents 11,250 shares of Alpha-Beta common stock held by Reedland Capital and warrants exercisable for 12,500 shares of Alpha-Beta common stock held by Reedland Capital.



(7) Represents 11,250 shares of Alpha-Beta common stock held by World Capital and warrants exercisable for 12,500 shares of Alpha-Beta common stock held by World Capital.



(8) Gives effect to the conversion or exercise (as applicable) of all of the shares of Alpha-Beta preferred stock and all of the warrants held by Reedland Capital and World Capital and sale of the shares of Alpha-Beta common stock upon such conversion or exercise.



(9) Promethean Investment Group L.L.C. is the investment manager of HFTP Investments and consequently has voting control and investment discretion over securities held by HFTP Investments. Mr. James F. O'Brien, Jr. is the Chief Executive Officer of Promethean Investment Group, L.L.C. Promethean Investment Group and Mr. O'Brien disclaim beneficial ownership of the shares of Alpha-Beta common stock beneficial owned by HFTP Investments.



(10) Robert Schacter is the General Partner of Reedland Capital and consequently has voting control and investment discretion over the securities held by Reedland Capital. Mr. Schacter disclaims beneficial ownership of the shares of Alpha-Beta common stock owned by Reedland Capital.



(11) Keither Mazer is the Managing Member of World Capital and consequently has voting control and investment authority over the securities held by World Capital. Mr. Mazer disclaims beneficial ownership of the shares of Alpha-Beta common stock owned by World Capital.


                              PLAN OF DISTRIBUTION


        The shares of Alpha-Beta common stock offered by this prospectus (the "Shares") are being offered on behalf of the selling stockholders. Such Shares may be sold or distributed from time to time by the selling stockholders, or by donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Shares offered hereby may be effected in one or more of the following methods: (i) ordinary brokers' transactions; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
(iv) "at the market" to or through market makers or into an existing market for Alpha-Beta common stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); (vii) in privately negotiated transactions; (viii) to cover short sales; or (ix) any combination of the foregoing.



        From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such Shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders hereunder. The number of Shares beneficially owned by those selling stockholders who so transfer, pledge, donate or assign such Shares will decrease as and when they take such actions. The plan of distribution for the Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. In addition, a selling stockholder may, from time to time, sell short the Shares, and in such instances, this prospectus may be delivered in connection with such short sales and the shares of Alpha-Beta common stock offered hereby may be used to cover such short sales.



        A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Alpha-Beta common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of Alpha-Beta common stock by such broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, who may then resell or otherwise transfer such shares of Alpha-Beta common stock. A selling stockholder may also loan or pledge its Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default may sell or otherwise transfer the pledged Shares.



        Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Alpha-Beta nor any selling stockholders can presently estimate the amount of such compensation. Alpha-Beta knows of no existing arrangements between any selling stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.



        Alpha-Beta will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. Alpha-Beta has also agreed to indemnify the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.



        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Alpha-Beta, Alpha-Beta has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


        This prospectus is part of a registration statement Alpha-Beta filed with the SEC to register the Alpha-Beta common stock offered in this offering. It does not repeat important information that you can find in the registration statement or in the reports and other documents that Alpha-Beta files with the SEC. The SEC allows Alpha-Beta to "incorporate by reference" the information it files with them. This means that Alpha-Beta can disclose important information to you by referring to other documents that are legally considered to be part of this prospectus, and later information that it files with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. Alpha-Beta incorporates by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c),

14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares of Alpha-Beta common stock offered under this prospectus:


     1. the Annual Report on Form 10-K for the fiscal year ended December 31, 1997;
     2.  the Quarterly Report on Form 10-Q for the fiscal quarter ended
         March 31, 1998;
     3. the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998;
     4. the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998;
     5.  the Current Report on Form 8-K filed with the SEC on October 23, 1998;
     6.  the Form 8-A/A filed with the SEC on October 23, 1998;


     7.  the Amendment No. 1 to Form 8-K filed with the SEC on January 7, 1999;
         and



     8. the description of Alpha-Beta common stock contained in the Form 8-A filed with the SEC on April 11, 1992, as amended by the Form 8-A/A filed with the SEC on November 1, 1993.


        You may request a copy of these filings at no cost by writing or telephoning Alpha-Beta at the following address: Finance Department, Alpha-Beta Technology, Inc., Three Biotech Park, One Innovation Drive, Worcester, Massachusetts 01605 (Telephone: (508) 798-6900).


        You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. Alpha-Beta has not authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


        Alpha-Beta files annual, quarterly and special reports, proxy statements and other information electronically with the SEC. You may read a copy of any reports, statements or other information that Alpha-Beta files with the SEC at the SEC=s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Alpha-Beta's SEC filings are also available from the Internet site maintained by the SEC at http://www.sec.gov.


                                  LEGAL MATTERS


        The validity of the shares of Alpha-Beta common stock has been passed upon for Alpha-Beta by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.



                                     EXPERTS


        The financial statements of Alpha-Beta which are incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.

================================================================================


    You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. Alpha-Beta has not authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of the Alpha-Beta common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


                              -------------------

                   TABLE OF CONTENTS


                                               Page
                                               ----

Risk Factors................................     2

The Company.................................     8

Use of Proceeds.............................     9

Material Terms of the HFTP Investments
  Transaction...............................     9

Selling Stockholders........................    10

Plan of Distribution........................    11

Incorporation of Certain
  Documents by Reference....................    12

Legal Matters...............................    13

Experts.....................................    13






                              --------------------




                                11,047,500 Shares





                                   ALPHA-BETA
                                TECHNOLOGY, INC.


                                  Common Stock






                                ----------------

                                   PROSPECTUS

                                ----------------








                                ___________, 1999



================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses in connection with the issuance and distribution of the Alpha-Beta Common Stock being registered are set forth in the following table (all amounts except the registration fee are estimated):


        Registration fee                              $        2,990
        Consulting fees                                      300,000
        Legal fees and expenses                              100,000
        Printing fees                                         30,000
        Transfer Agent fees                                    5,000
        Miscellaneous                                         25,000
                                                      --------------
                  TOTAL                               $      462,990
                                                      ==============

        All expenses referenced above will be borne by Alpha-Beta.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Alpha-Beta is a Massachusetts corporation. Reference is made to Chapter 156B, Section 13 of the Massachusetts Business Corporation Law (the "MBCL"), which enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing unauthorized distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference also is made to Chapter 156B, Section 67 of the MBCL, which provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

        Article VI of the Restated Articles of Organization of Alpha-Beta provides that, except under certain circumstances, directors of Alpha-Beta shall not be personally liable to Alpha-Beta or its stockholders for monetary damages for breach of fiduciary duties as a director.

        Article VI of the Restated Articles of Organization of Alpha-Beta provides for indemnification of the officers and directors of Alpha-Beta to the full extent permitted by applicable law.


        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling Alpha-Beta pursuant to the foregoing provisions, the Commission has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.



Exhibit No.   Description
-----------   -----------
4.1           Registration Rights Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology,
              Inc. and HFTP Investments. (1)
4.2           Certificate of Vote of Directors of Alpha-Beta Technology, Inc. Amending and Restating Terms of
              Series F Convertible Preferred Stock Prior to Issuance filed with the Secretary of State of The
              Commonwealth of Massachusetts on October 21, 1998. (2)
4.3           Securities Purchase Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology,
              Inc. and HFTP Investments LLC. (3)
4.4           Warrant Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc. and
              Reedland Capital Partners.
4.5           Second Warrant Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc.
              and Reedland Capital Partners.
4.6           Warrant Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc. and World
              Capital Funding, LLC.
4.7           Second Warrant Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc.
              and World Capital Financing, LLC.
5.1           Opinion of Goodwin, Procter & Hoar  LLP as to the legality of the Alpha-Beta Common Stock being registered. (*)
23.1          Consent of Arthur Andersen LLP, Independent Public Accountants.
23.2          Consent of Goodwin, Procter & Hoar  LLP (included in Exhibit 5.1 hereto).
24.1          Powers of Attorney (included on signature page of Registration Statement as filed).

----------------



(1) Incorporated by reference from Exhibit 4.2 to Alpha-Beta Technology, Inc.'s current report on Form 8-K dated October 21, 1998, as amended.



(2) Incorporated by reference from Exhibit 4.3 to Alpha-Beta Technology, Inc.'s current report on Form 8-K dated October 21, 1998, as amended.



(3) Incorporated by reference from Exhibit 4.1 to Alpha-Beta Technology, Inc.'s current report on Form 8-K dated October 21, 1998, as amended.



(*)  To be filed by Amendment.


ITEM 17.  UNDERTAKINGS.

       (a)      The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or events
                arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                         (iii) To include any material information with respect
                to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
                Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES



       Pursuant to the requirements of the Securities Act of 1933, Alpha-Beta Technology, Inc. certifies that it has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Worcester, Massachusetts, on the twelfth day of January, 1999.



                                           ALPHA-BETA TECHNOLOGY, INC.


                                           By: /s/ Spiros Jamas
                                              ----------------------------------
                                           Spiros Jamas
                                           President and Chief Executive Officer




        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.




                 Signature                            Capacity                           Date
                 ---------                            --------                           ----
/s/ Spiros James
----------------------------------------    President, Chief Executive               January 12, 1999
Spiros Jamas                                Officer and Director (Principal
                                            Executive Officer)


                     *                      Executive Vice President,                January 12, 1999
----------------------------------------    Treasurer, Chief Operating
D. Davidson Easson Jr.                      Officer and Director



                     *                      Chief Financial Officer,                 January 12, 1999
-----------------------------------------   Vice President, Finance
Joseph M. Grimm


                     *                      Chairman of the Board of                 January 12, 1999
-----------------------------------------   Directors
Gustav A. Christensen


                     *                      Director                                 January 12, 1999
-----------------------------------------
Bernard Canavan


                     *                      Director                                 January 12, 1999
-----------------------------------------
Lawrence C. Hoff


                     *                      Director                                 January 12, 1999
-----------------------------------------
Michael E. Porter


                     *                      Director                                 January 12, 1999
-----------------------------------------
Peter H. Levine, M.D.


*  By: /s/ Spiros Jamas
       ----------------------------------
       Spiros Jamas
       Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------

4.1           Registration Rights Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology,
              Inc. and HFTP Investments. (1)
4.2           Certificate of Vote of Directors of Alpha-Beta Technology, Inc. Amending and Restating Terms of
              Series F Convertible Preferred Stock Prior to Issuance filed with the Secretary of State of The
              Commonwealth of Massachusetts on October 21, 1998. (2)
4.3           Securities Purchase Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology,
              Inc. and HFTP Investments LLC. (3)
4.4           Warrant Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc. and
              Reedland Capital Partners.
4.5           Second Warrant Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc.
              and Reedland Capital Partners.
4.6           Warrant Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc. and World
              Capital Funding, LLC.
4.7           Second Warrant Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc.
              and World Capital Financing, LLC.
5.1           Opinion of Goodwin, Procter & Hoar  LLP as to the legality of the Alpha-Beta Common Stock being registered. (*)
23.1          Consent of Arthur Andersen LLP, Independent Public Accountants.
23.2          Consent of Goodwin, Procter & Hoar  LLP (included in Exhibit 5.1 hereto).
24.1          Powers of Attorney (included on signature page of Registration Statement as filed).

------------------


(1) Incorporated by reference from Exhibit 4.2 to Alpha-Beta Technology, Inc.'s current report on Form 8-K dated October 21, 1998, as amended.



(2) Incorporated by reference from Exhibit 4.3 to Alpha-Beta Technology, Inc.'s current report on Form 8-K dated October 21, 1998, as amended.



(3) Incorporated by reference from Exhibit 4.1 to Alpha-Beta Technology, Inc.'s current report on Form 8-K dated October 21, 1998, as amended.



(*)  To be filed by Amendment.








DOCS\704221.3